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Exhibit 16.1 Letter from Arthur Andersen LLP to the Securities and Exchange
Commission pursuant to Item 304(a)(3) of Regulation S-K.


                          (ARTHUR ANDERSEN LETTERHEAD)

May 14, 1999

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Dear Sir/Madam:

We have read the paragraphs of Item 4(a)(1) included in the Form 8-K dated May 14, 1999 of Delphi Information Systems, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP